Exhibit 10.1

CONSULTING AGREEMENT

This Agreement is made the 22nd day of July 2008 by and among NeuroMetrix, Inc., a Delaware corporation having an address of 62 Fourth Avenue, Waltham, Massachusetts 02451 (“NeuroMetrix” or the “Company”) and Joseph A. Calo, an independent contractor (“Consultant”), having a principal place of business or residence at 97 Green Street, Medfield, Massachusetts 02052.

WHEREAS, NeuroMetrix is currently engaged in the development of innovative neurological diagnostic and therapeutic solutions;

WHEREAS, NeuroMetrix previously engaged Consultant to provide various executive financial services under that certain Consulting Agreement, dated as of March 8, 2004, by and between the Company and Consultant (the “Prior Consulting Agreement”);

WHEREAS, NeuroMetrix wishes to engage the services of Consultant described in this Agreement, and Consultant desires to provide such services, upon the terms and conditions set forth herein; and

WHEREAS, NeuroMetrix and Consultant are entering into an Indemnification Agreement concurrently herewith (the “Indemnification Agreement”);

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                Services and payment.  As of July 22, 2008 (the “Start Date”), the Prior Consulting Agreement shall be terminated (except for those provisions that survive termination by the terms of the Prior Consulting Agreement) and Consultant shall provide the services set forth in the statement of work attached hereto as Exhibit A (the “Services”). Such Services shall be performed, unless NeuroMetrix otherwise consents, personally and exclusively by Consultant. NeuroMetrix shall compensate Consultant in the amount and manner stated in Exhibit A.

2.                                Nondisclosure and Non-Use Obligations.  (a) During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to NeuroMetrix confidential and proprietary information. Any information provided by  NeuroMetrix or on behalf of NeuroMetrix in connection with this Agreement shall constitute confidential and proprietary information and shall include, without limitation, marketing and customer support strategies, website password and password-protected material, financial information, sales, costs, profits and pricing methods, internal organization information, employee information, and customer lists, technology information, discoveries, inventions research and development efforts, processes, hardware/software design and maintenance tools, samples, media, formulas, methods, product know-how and show-how, and all derivatives, improvements and enhancements to any of the above whether created or developed by Consultant under this Agreement or otherwise, and information of third parties as to which NeuroMetrix has an obligation of confidentiality (collectively referred to as “Confidential Information”); provided however, that Confidential Information shall not include information which (i) is now or hereafter becomes, through no act or failure of any party hereto, generally known or available; (ii) is known by the Consultant at the time of receiving such Confidential Information (and Consultant is not otherwise obligated to maintain the confidentiality of such information); (iii) is hereafter furnished to the Consultant without restriction on disclosure; (iv) is independently developed by the Consultant without any breach of this Agreement (or Consultant’s other obligations to NeuroMetrix); or (v) is the subject of written permission to disclose by NeuroMetrix.

(b) Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of NeuroMetrix. Accordingly, Consultant agrees (i) not to reproduce any of the Confidential Information without the prior written consent of NeuroMetrix, (ii) not to use the Confidential Information except in the performance of this Agreement, and (iii) not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and return to NeuroMetrix all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

(c) Consultant shall not disclose or otherwise make available to NeuroMetrix in any manner any confidential information of Consultant. Consultant shall not disclose or otherwise make available to NeuroMetrix in any manner any information received by Consultant from third parties as to which Consultant has an obligation of confidentiality.

3.                            Non-Solicitation. The Consultant shall not, directly or indirectly, entice, solicit or encourage any NeuroMetrix employee to leave the employ of NeuroMetrix, nor shall the Consultant, directly or indirectly, be involved in the recruitment of any NeuroMetrix employee, within a period of one year after such person is no longer employed by NeuroMetrix.

4.                            Ownership of Work Product. (a) Consultant shall specifically describe and identify in Exhibit B to this Agreement all technology which Consultant intends to use in performing under this Agreement and which is (i) owned solely by the Consultant or licensed to Consultant with the right to sublicense, and (ii) in existence in the form of a writing or working prototype prior to the effective date of this Agreement (“Background Technology”).

(b) Consultant agrees that any and all reports, summaries, work product, ideas, improvements, inventions and works of authorship conceived, written, created or first reduced to practice in the performance of Services (collectively, the “Work Product”) shall be the sole and exclusive property of NeuroMetrix and hereby assigns to NeuroMetrix all their respective right, title and interest in and to any and all such ideas, improvements, inventions and works of authorship. Any works of authorship shall be deemed works made for hire under U.S. copyright law.

(c) Consultant further agrees that except for Consultant’s rights in Background Technology, NeuroMetrix is and shall be vested with all rights, title and interests including patent, copyright, trade secret and trademark rights in all Work Product.

(d) Consultant shall execute all papers, including, without limitation, patent applications, invention assignments and copyright assignments, and otherwise shall assist NeuroMetrix as reasonably required to perfect in NeuroMetrix the rights, title and other interests in the Work Product. Costs related to such assistance, if required, shall be paid by NeuroMetrix.

5.                            Representations of Consultant. NeuroMetrix acknowledges that during the term of this Agreement Consultant may render consulting services on behalf of other parties. Consultant hereby represents and warrants to NeuroMetrix that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations.  Consultant represents that Consultant has not brought and will not bring with Consultant to NeuroMetrix or use in the performance of Services any equipment, confidential information or trade secrets of any third party which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use.

6.                            Indemnification/Release. Consultant warrants that Consultant has good and marketable title to all Work Product. Consultant further warrants that the Work Product shall be free and clear of all liens, claims, encumbrances or demand of third parties, including any claims by any third parties of any right, title or interest in or to the Work Product arising out of any trade secret, copyright, or patent or otherwise. Consultant shall indemnify, defend and hold harmless NeuroMetrix and its officers, agents, directors, employees and customers from and against any claim, loss, judgment or expense (including reasonable attorneys’ and expert witness’ fees and costs)  resulting from or arising in any way out of any such claims by any third parties which are based upon or are the result of any breach of the ongoing warranty, and Consultant shall, at no additional cost to NeuroMetrix, replace or modify the Work Product with functionality equivalent and conforming Work Product, obtain for NeuroMetrix the right to continue using the Work Product and, in all other respects, use its best efforts to remedy the breach. Consultant shall have no liability under this Section 6 for any Work Product created in accordance with detailed and specific design instructions provided to Consultant by NeuroMetrix.

Should NeuroMetrix permit Consultant to use any of NeuroMetrix equipment, tools or facilities during the term of this Agreement, such permission will be gratuitous and Consultant shall indemnify and hold harmless NeuroMetrix and its officers, agents, directors and employees from and against any claim, loss, judgment, expense (including reasonable attorneys’ and expert witnesses’ fees and costs) and injury to person or property (including death) arising out of the use of any such equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of NeuroMetrix in permitting its use.

7.                            Termination. NeuroMetrix or Consultant may terminate this Agreement for convenience with thirty (30) days written notice. In such event, Consultant shall immediately cease rendering Services after receiving notice from NeuroMetrix, unless otherwise advised by NeuroMetrix, and shall notify NeuroMetrix of costs incurred up to the termination date. Notwithstanding the termination of this Agreement for any reason or cessation of provision of Services, Sections 2, 3, 4, 5, 6, 8, 9, and 10 hereof shall survive.

8.                            Independent Contractor. The Consultant is an independent Consultant, is not an agent or employee of NeuroMetrix and is not authorized to act on behalf of NeuroMetrix except as otherwise authorized by the Board of Directors or Chief Executive Officer of NeuroMetrix. Consultant will not be eligible for any employee benefits of NeuroMetrix. NeuroMetrix will not make deductions from any amounts payable to Consultant for taxes. Taxes shall be the sole responsibility of Consultant.  Consultant shall bear sole responsibility for paying and reporting his own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and shall indemnify and hold NeuroMetrix harmless from and against any liability with respect thereto.

9.                                      NeuroMetrix Property. All documents, data, records, apparatus, equipment and other physical property furnished or made available to Consultant in connection with this Agreement shall be and remain the sole property of NeuroMetrix and shall be returned promptly to NeuroMetrix when requested. In any event, Consultant shall return and deliver all such property, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination.

10.                               General. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. This Agreement and the Exhibits attached hereto and hereby incorporated herein (together with the Indemnification Agreement) constitute the parties’ final, exclusive, and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter, including without limitation the Prior Consulting Agreement.  Notwithstanding the foregoing, the provisions of the Prior Consulting Agreement that survive its termination by its terms shall continue to apply to the extent related to the Prior Consulting Agreement or the services provided thereunder.  This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NEUROMETRIX, INC.

By:

/s/ Shai N. Gozani, M.D., Ph.D

/s/ Joseph A. Calo

Name: Shai N. Gozani, M.D., Ph.D.

Joseph A. Calo

Title: President and Chief Executive Officer
SS#:

Exhibit A

STATEMENT OF WORK

I.                 Services to be performed:  Provide the services typically performed by the principal financial officer and principal accounting officer of a public company, including, without limitation, performing and directing the other financial personnel at the Company in performing the following:

1.              Reviewing and documenting areas of accounting, preparing financial statements necessary for annual audited and quarterly financial reporting in conformance with US GAAP and SEC reporting requirements, preparing annual and quarterly earnings releases and otherwise assisting in the disclosure of annual and quarterly financial results.

2.              Reviewing contracts and agreements from a financial and business perspective.

3.              Completing company budgets, forecasts, projections and financial modeling as appropriate.

4.              Managing and directing the Company’s financial policies, procedures and internal controls.

5.              Preparing all reports that the Company is required to file with the SEC and, to the extent required in his capacity as a consultant performing the functions of the principal financial officer and principal accounting officer of the Company, sign SEC filings of the Company and accompanying certifications.

6.              Overseeing the Company’s investor relations function and compliance with securities laws.

7.              Together with the Company’s principal executive officer, designing, maintaining and evaluating the Company’s disclosure controls and procedures and internal control over financial reporting.

8.              Performing such other tasks, consistent with the role of a principal financial officer and principal accounting officer of the Company, as are requested by the Company.

II.    Payment Terms:

Fees:  NeuroMetrix shall pay Consultant a fee of One Hundred Fifty Dollars ($150.00) per hour for Services rendered by Consultant, or such other amount as is agreed to by the Company and Consultant.

Expenses Reimbursement: Reasonable travel and accommodation expenses and miscellaneous expenses, such as telephone, courier, etc., in connection with the Services performed under this Agreement.

Invoicing:  Consultant shall invoice NeuroMetrix every two weeks and will include dates and hours of Services rendered, and any expenses to be reimbursed.  Net payment due 15 days from receipt of invoice.

All payments made pursuant to this Agreement shall be made to Consultant.

Exhibit B

Background Technology